BB&T

Branch Banking and Trust Company Funds Management Group
Mailcode: 001-05-05-50
150 S Stratford Rd Ste 500
Winston-Salem NC 27104-4219

November 1, 2016

To:     Mr. Paul W. Nester
Roanoke Gas Company
Email: paul_nester@rgcresources.com        Phone: (540) 777-3842

From:     Deborah Harrell-Cayton, Vice President
Branch Banking and Trust Company (BB&T)
150 S Stratford Rd Ste 500
Winston-Salem NC 27104-4219
Telephone: (336) 733-2988
Fax#: (336) 733-2883

Re: Confirmation of USD 7,000,0000.00 swap commencing November 1, 2017

Dear Mr. Nester:

The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between Branch Banking and Trust Company ("BB&T") and Roanoke Gas Company ("Counterparty") on the Trade Date specified below (the "Swap Transaction"). This letter agreement constitutes a "Confirmation" under the ISDA Agreement defined below.

The definitions and provisions contained in the 2006 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc. ("ISDA") are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

1.
This confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of October 27, 2008 (as amended and supplemented, the "Agreement"), between us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below. Pursuant to ISDA guidelines, the mutual agreement of terms commenced the transaction being confirmed. This facsimile transmission serves as additional evidence of a binding supplement to the Agreement. We request that you sign this Confirmation and return it to us by facsimile.

2.	The terms of the particular Swap Transaction to which this Confirmation relates are as follows:

Notional Amount:	USD 7,000,000.00

Trade Date:	November 1, 2016

Effective Date:	November 1, 2017

Termination Date:	November 1, 2021

Fixed Amounts:

Fixed Rate Payer:	Counterparty

Fixed Rate Payer Payment	The 1st calendar day of each month
Dates:	during the Term of this Transaction, commencing December 1, 2017 and ending on the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.

Period End Dates:	The 1st calendar day of each month to but excluding the 1st day of the immediately following month, not subject to adjustment.

Fixed Rate:	2.3000 percent per annum

Fixed Rate Day Count Fraction:	Actual / 360

Floating Amounts:

Floating Rate Payer Payment	The 1st calendar day of each month during the
Dates:	Term of this Transaction, commencing December 1, 2017 and ending on the Termination Date, subject to adjustment in accordance with the modified Following Business Day Convention.

Period End Dates:	The 1st calendar day of each month to but excluding the 1st day of the immediately following month, not subject to adjustment.

Floating Rate for initial Calculation	to be determined
Period:

Floating Rate Option	USD-LIBOR-BBA plus spread

Designated Maturity:	Monthly

Spread:	90 basis points

Floating Rate Day Count Fraction:	Actual / 360

Business Day Convention:	Modified Following

Business Days for Payments:	New York, London

Business Days for Resets:	London

Reset Dates:	1st day of each month without adjustment.

Compounding:	Inapplicable

Calculation Agent:	BB&T, unless otherwise specified in Agreement

3. Account Details:

Payments to BB&T:	Fed Funds to BB&T-ABA No. 053101121
Acct. No. 9116001188867
Attn: Funds Management - Derivative Operations

Payments to Counterparty:	Please provide to expedite payment

4. Offices:

Office of BB&T:	Winston-Salem, NC

Office of Counterparty:	Roanoke, VA

Non-Reliance:
Each party represents to the other party that is is acting for its own account, and has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based on its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as recommendation to enter into this Transaction, it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Transaction.

Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Confirmation enclosed for that purpose and returning it to us within 2 business days, signed by a vice president or above who is authorized to sign financial instrument contracts on behalf of the Counterparty to:

BB&T Funds Management
Attn: Deborah Harrell-Cayton
Fax#: (336) 733-2883

This Confirmation shall be conclusively deemed accurate and complete by Counterparty if not executed and returned to us within the timeframe established above.

Yours sincerely,
Branch Banking and Trust Company

By:     /s/ Deborah Harrell-Cayton
Name:     Deborah Harrell- Cayton
Title:     Vice President

Confirm as of the
Date first above written:
Roanoke Gas Company

By:    /s/ John S. D’Orazio            By:     /s/ Paul W. Nester
Name:     John S. D’Orazio            Name:     Paul W. Nester
Title:     President and CEO            Title:     VP, Treas., Sec. & CFO

Trade ID: 37403NC

Confirmation of USD 7,000,000.00 swap commencing November 1, 2017
Termination Date November 1, 2021